                                                                 EXHIBIT (a)(1)



                    [LETTERHEAD OF CIBC WORLD MARKETS CORP.]



                               December 20, 1999



The Board of Directors
Plasma-Therm, Inc.
10050 16th Street North
St. Petersburg, Florida  33716

Members of the Board:

You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion ("Opinion") to the Board of Directors as to the fairness, from a financial point of view, to the holders of the common stock of Plasma-Therm, Inc. ("Plasma-Therm") of the Cash Consideration (defined below) to be received pursuant to the Agreement and Plan of Merger, dated as of December 20, 1999 (the "Merger Agreement"), by and among Plasma-Therm, Oerlikon-Buhrle USA, Inc. ("Oerlikon"), an affiliate of Oerlikon-Buhrle Holding AG ("Oerlikon Holding"), and Volcano Acquisition Corp., a wholly owned subsidiary of Oerlikon ("Sub"). The Merger Agreement provides for, among other things, (i) the commencement by Sub of a tender offer to purchase all outstanding shares of the common stock, par value $0.01 per share, of Plasma-Therm (the "Plasma-Therm Common Stock" and, such tender offer, the "Tender Offer") at a purchase price of $12.50 per share, net to the seller in cash (the "Cash Consideration") and (ii) subsequent to the Tender Offer, the merger of Sub with and into Plasma-Therm (the "Merger" and, together with the Tender Offer, the "Transaction") pursuant to which each outstanding share of Plasma-Therm Common Stock not previously tendered will be converted into the right to receive the Cash Consideration.

In arriving at our Opinion, we:

(a)     reviewed the Merger Agreement;

(b) reviewed audited financial statements of Plasma-Therm for the fiscal years ended November 30, 1996, November 30, 1997 and November 30, 1998;

(c) reviewed unaudited financial statements of Plasma-Therm for the fiscal year ended November 30, 1999;

(d) reviewed financial projections of Plasma-Therm prepared by the management of Plasma-Therm;

(e) reviewed the historical market prices and trading volume for Plasma-Therm Common Stock;

(f) held discussions with the senior management of Plasma-Therm with respect to the business and prospects for future growth of Plasma-Therm;

(g) reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to Plasma-Therm;

(h) reviewed and analyzed certain publicly available information for transactions that we deemed comparable to the Transaction;

The Board of Directors
Plasma-Therm, Inc.
December 20, 1999
Page 2

(i)     reviewed public information concerning Plasma-Therm;

(j) at the request of Plasma-Therm, approached and held discussions with certain third parties to solicit indications of interest in the possible acquisition of Plasma-Therm; and

(k) performed such other analyses, reviewed such other information and considered such other factors as we deemed appropriate.

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Plasma-Therm and its employees, representatives and affiliates. With respect to forecasts of the future financial condition and operating results of Plasma-Therm provided to or discussed with us, we assumed, at the direction of the management of Plasma-Therm, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of Plasma-Therm. We have neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities (contingent or otherwise) of Plasma-Therm or affiliated entities. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of Plasma-Therm, or the price at which Plasma-Therm Common Stock will trade subsequent to announcement of the Transaction. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We have acted as financial advisor to Plasma-Therm in connection with the Transaction and to the Board of Directors of Plasma-Therm in rendering this Opinion and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Transaction. We also will receive a fee upon the delivery of this Opinion. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of Plasma-Therm and Oerlikon Holding for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Cash Consideration to be received by the holders of Plasma-Therm Common Stock (other than Oerlikon and its affiliates) in the Transaction is fair from a financial point of view to such holders. This Opinion is for the use of the Board of Directors of Plasma-Therm, and does not constitute a recommendation to any stockholder as to whether such stockholder should tender shares of Plasma-Therm Common Stock in the Tender Offer or how such stockholder should vote on any matters relating to the proposed Transaction.

                                            Very truly yours,



                                            /s/ CIBC WORLD MARKETS CORP.
                                            ----------------------------
                                            CIBC WORLD MARKETS CORP.